EXHIBIT 99.1

J.JILL, INC. ANNOUNCES CEO TRANSITION

Quincy, MA – March 15, 2018 – J.Jill, Inc. (NYSE:JILL) today announced that Paula Bennett will retire as President and CEO and Director of J.Jill, Inc. Ms. Bennett will be succeeded by Linda Heasley, who currently serves on the Board of Directors of J.Jill, Inc., effective April 16, 2018. Ms. Bennett will work closely with Ms. Heasley and the leadership team to ensure a smooth transition.
“It has been an honor and privilege to work with our talented team, and I am very proud of the company we have created over the past 10 years. Through our commitment to our customers we have built a strong omnichannel brand and have delivered consistent profitable growth despite the shifting retail landscape,” said Ms. Bennett. “I have worked with Linda over the past year while serving together on our Board, and I am confident that her leadership experience combined with her deep understanding of our industry, our company and our customers will make her extremely well-suited to lead the company. I am committed to a seamless and effective leadership transition, and I wish Linda and our entire team much success.”
“On behalf of the Board, I would like to thank Paula for her leadership and countless contributions to J.Jill over the past ten years,” said Michael Rahamim, Chairman of the Board. “Under Paula’s leadership and vision, J.Jill executed a profitable turnaround and grew into a premier omnichannel brand with exceptional customer loyalty and a strong operational foundation. This ultimately led to our  successful IPO in March of 2017 despite a challenging retail environment. Over the past year Paula has guided the team through its transition to a public company, and the Board is grateful for her dedication and commitment to J.Jill.” Mr. Rahamim continued, “As we look forward to the company’s next phase of growth, we are excited to have Linda, a well-respected retail industry veteran, lead the team. With Linda’s tremendous leadership experience, outstanding track record of delivering results for women’s apparel businesses and a passion for the customer, the Board is confident that she is the right leader to build on the strong foundation Paula and the team have created.”
“From my time on the Board and throughout my career, I have gained great respect and admiration for the unique relationship that J.Jill has with its customers as well as for its outstanding business model, and I am honored to assume this new role,” said Ms. Heasley. “This company has a long track record of success, and it holds tremendous potential for continued growth for years to come. I look forward to working with the strong team that is in place to delight current and new customers and position the company for the future.”
Ms. Heasley has served on the Board of J.Jill since March 2017 and most recently served as Chief Executive Officer of The Honey Baked Ham Company, LLC since February 2017. Prior to joining HoneyBaked Ham, she served as Chief Executive Officer and President of Lane Bryant, Inc., a leading specialty size apparel brand, from 2013 to 2017, and is widely credited with revitalizing the brand. Ms. Heasley also previously served as the Chairman, President and Chief Executive Officer at Limited Stores LLC from 2007 to 2013, and is credited with returning the company to what was sustained profitability for the first time in 17 years by revamping product lines, launching the company’s e-commerce sites, commissioning a new store design and inaugurating a new national advertising campaign. She also previously held senior leadership roles at CVS Health Corporation, Timberland LLC, Bath and Body Works and L Brands, Inc., and she has been on the Board of Directors of Sally Beauty Holdings, Inc. since May 2017. Ms. Heasley holds a B.A. degree from Harvard University and earned her M.B.A. from the John Anderson School of Management, UCLA.
Fourth Quarter and Full Year Fiscal 2017 Results
Separately, this morning, the Company issued its Fourth Quarter and Full Year Fiscal 2017 results and will hold a conference call today, March 15, 2018, at 8:00 a.m. Eastern Time. Those interested in participating in the call are invited to dial (844) 579-6824 or (763) 488-9145 if calling internationally. Please dial in approximately 10 minutes prior to the start of the call and reference Conference ID 5491018 when prompted. A live audio webcast of the conference call will be available online at http://investors.jjill.com/Investors-Relations/News-Events.
A taped replay of the conference call will be available approximately two hours following the live call and can be accessed both online and by dialing (855) 859-2056 or (404) 537-3406. The pin number to access the telephone replay is 5491018. The telephone replay will be available until Thursday, March 22, 2018.

About J.Jill, Inc.
J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, relaxed, inspired style that reflects the confidence and comfort of a woman with a rich, full life. J.Jill offers a guiding customer experience through more than 270 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.JJill.com. The information included on our website is not incorporated by reference herein.
Forward-Looking Statements
This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.”  Forward-looking statements include statements under “Outlook” and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risk regarding, our ability to manage inventory or anticipate consumer demand; changes in consumer confidence and spending; our competitive environment; our failure to open new profitable stores or successfully enter new markets and other factors set forth under “Risk Factors” in the Form 10K. Any forward-looking statement made in this press release speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts:
Investor Contact:
Caitlin Morahan/Joseph Teklits
ICR, Inc.
investors@jjill.com
203-682-8200
Media Contact:
Alecia Pulman/Kate Kohlbrenner
ICR, Inc.
jillpr@icrinc.com
203-682-8224